Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Fourth Quarter and Year End Financial Results

MOCKSVILLE, NORTH CAROLINA, February 2, 2011 - Bank of the Carolinas Corporation (Nasdaq: BCAR) today reported financial results for the three- and twelve-month periods ended December 31, 2010.

For the three-month period ended December 31, 2010, the Company reported a net loss of $2.3 million as compared to a net loss of $1.8 million in the fourth quarter of 2009. After payment of dividends on preferred stock, the net loss available to common shareholders for the three months ended December 31, 2010 was $2.5 million, or $0.65 per common share, compared to a net loss of $2.0 million, or $0.51 per common share, for the fourth quarter of 2009.

For the year ended December 31, 2010, the Company reported a net loss of $2.7 million, as compared to a net loss of $3.1 million for the year ended December 31, 2009. The net loss available to common shareholders for the year ended December 31, 2010 was $3.6 million, or $0.92 per common share, compared to a net loss of $3.8 million, or $0.97 per common share, for the year ended December 31, 2009.

Fourth quarter and year end results were negatively impacted by the provision for loan losses and valuation provisions and costs related to foreclosed real estate. Those combined costs totaled $4.3 million in the fourth quarter of 2010, an increase of 35.0% over the same quarter in 2009. For the full year period of 2010, credit related costs totaled $8.3 million, or an 11.1% increase over the previous year. Excluding these credit related costs, the Company had improved operating results in 2010 due to both an increased net interest margin and reductions in noninterest expenses. The Company’s year-to-date net interest margin increased to 3.26% in 2010 as compared to 2.56% in 2009. Noninterest expense, excluding the costs related to foreclosed real estate, was reduced by 23.9% in the fourth quarter of 2010 versus the fourth quarter of 2009 and for the year end period was reduced 7.0% in 2010 versus 2009.

As of December 31, 2010, the Company’s nonperforming assets totaled $33.0 million and amounted to 6.17% of total assets as compared to total nonperforming assets of $17.5 million, or 2.86% of total assets, as of December 31, 2009. The allowance for loan losses was 1.87% of total loans as of December 31, 2010, and net charge-offs for the year end period represented 2.08% of average loans outstanding.

Total assets at December 31, 2010 amounted to $535.0 million, a decrease of 12.4% when compared to $610.4 million as of December 31, 2009. The decrease in assets was part of a strategic decision by the Company to improve its net interest margin and capital ratios. Loans totaled $366.2 million at December 31, 2010, a decline of 6.4% from a year earlier, and deposits fell 15.7% over the prior year to $416.2 million.

The Company continues to be well capitalized, exceeding all regulatory capital requirements, with a Tier 1 leverage ratio of 7.79% and a total capital to risk-weighted assets ratio of 11.51% as of December 31, 2010.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 998-1799 x 220

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

	December 31,
	2010	2009
	(Unaudited)	*
Assets:

Cash and due from banks, noninterest-bearing	$4,303	$3,524
Temporary investments	15,592	33,835
Investment securities	110,373	140,004
Loans	366,153	391,265
Less, allowance for loan losses	(6,863)	(8,167)

Total loans, net	359,290	383,098
Premises and equipment, net	13,106	14,010
Other real estate owned	8,314	8,233
Bank owned life insurance	10,371	10,010
Other assets	13,621	17,673

Total Assets	$534,970	$610,387

Liabilities:

Noninterest bearing demand deposits	$33,730	$36,418
Interest-checking deposits	34,004	34,614
Savings and money market deposits	114,923	235,541
Time deposits	233,512	187,344

Total deposits	416,169	493,917

Securities sold under repurchase agreements	45,603	46,682
Federal Home Loan Bank advances	22,000	15,000
Subordinated debt	7,855	7,855
Other liabilities	1,639	1,941

Total Liabilities	493,266	565,395

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(991)	(1,245)
Common stock, $5 par value per share	19,486	19,486
Additional paid-in capital	12,988	12,978
Retained earnings (loss)	(3,268)	300
Accumulated other comprehensive income	310	294

Total Shareholders’ Equity	41,704	44,992

Total Liabilities and Shareholders’ Equity	$534,970	$610,387

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,897,174

Book value per common share	$7.32	$8.16

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(Unaudited)	*	(Unaudited)	*
Interest income
Interest and fees on loans	$4,914	$5,781	$20,723	$23,685
Interest on securities	711	1,321	3,318	5,860
Other interest income	8	20	53	76

Total interest income	5,633	7,122	24,094	29,621

Interest expense
Interest on deposits	1,197	2,025	5,036	11,868
Interest on borrowed funds	627	723	2,624	3,087

Total interest expense	1,824	2,748	7,660	14,955

Net interest income	3,809	4,374	16,434	14,666
Provision for loan losses	3,581	3,081	6,441	5,547

Net interest income after provision for loan losses	228	1,293	9,993	9,119

Noninterest income
Customer service fees	342	316	1,303	1,335
Increase in value of banked owned life insurance	91	93	361	365
Gains (loss) on sale of investment securities	(24)	189	344	1,530
Other income	24	36	29	67

Total noninterest income	433	634	2,037	3,297

Noninterest expense
Salaries and benefits	1,559	2,081	6,959	7,040
Occupancy and equipment	573	574	2,238	2,221
FDIC insurance assessments	258	573	975	1,505
Data processing expense	214	257	821	1,042
Valuation provisions and net operating costs associated with foreclosed real estate	768	140	1,829	1,899
Other	866	1,072	3,526	3,807

Total noninterest expenses	4,238	4,697	16,348	17,514

Income (loss) before income taxes	(3,577)	(2,770)	(4,318)	(5,098)
Provision for income taxes	(1,263)	(992)	(1,663)	(1,968)

Net income (loss)	$(2,314)	$(1,778)	$(2,655)	$(3,130)

Dividends and accretion on preferred stock	(231)	(226)	(914)	(637)

Net income (loss) available to common shareholders	$(2,545)	$(2,004)	$(3,569)	$(3,767)

Loss per common share:
Basic	$(0.65)	$(0.51)	$(0.92)	$(0.97)
Diluted	$(0.65)	$(0.51)	$(0.92)	$(0.97)

Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,897,174	3,897,174	3,894,314
Diluted	3,897,174	3,897,174	3,897,174	3,894,314

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the year ended December 31,
	2010	2009	Change*
Average balance sheet data
Average loans	$373,156	$401,511	(7.06)%
Average earning assets	504,582	573,018	(11.94)
Average total assets	553,639	624,508	(11.35)
Average common shareholders’ equity	32,494	35,625	(8.79)
Average total shareholders’ equity	45,673	44,976	1.55

Period-end balance sheet data:
Total loans	$366,153	$391,265	(6.42)%
Allowance for loan losses	(6,863)	(8,167)	(15.97)
Total assets	534,970	610,387	(12.36)
Total deposits	416,169	493,917	(15.74)
Total common shareholders’ equity	28,525	31,813	(10.34)
Total shareholders’ equity	41,704	44,992	(7.31)

Asset quality indicators
Net loan charge-offs	$7,745	$3,688	110.04%
Total nonperforming loans	24,690	9,224	167.67
Total nonperforming assets	33,004	17,457	89.06

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	2.08%	0.92%	116	BP
Nonperforming loans to total loans	6.74	2.36	439
Nonperforming assets to total assets	6.17	2.86	331
Nonperforming assets to loan-related assets	8.81	4.37	444
Allowance for loan losses to total loans	1.87	2.09	(21)

Financial ratios
Return on average assets **	(0.48)%	(0.50)%	2	BP
Return on average common shareholders’ equity **	(10.98)	(10.57)	(41)
Net interest margin **	3.26	2.56	70

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.92)	$(0.97)	5.15%
Diluted earnings (loss) per common share	(0.92)	(0.97)	5.15
Book value per common share	7.32	8.16	(10.34)

*	bps denotes basis points.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the
	three months ended December 31
	2010	2009	Change*
Average balance sheet data
Average loans	$366,658	$391,574	(6.36)%
Average earning assets	484,401	592,150	(18.20)
Average total assets	535,968	641,095	(16.40)
Average common shareholders’ equity	32,494	34,672	(6.28)
Average total shareholders’ equity	45,673	47,851	(4.55)

Asset quality indicators
Net loan charge-offs	$3,061	$1,110	175.64%

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	3.31%	1.13%	218	BP

Financial ratios
Return on average assets **	(1.71)%	(1.10)%	(61	)BP
Return on average common shareholders’ equity **	(31.07)	(22.93)	(814)
Net interest margin **	3.12	2.93	19

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.65)	$(0.51)	(27.45)%
Diluted earnings (loss) per common share	(0.65)	(0.51)	(27.45)
Book value per common share	7.32	8.16	(10.34)

*	bps denotes basis points.
**	ratio annualized.